Exhibit 99.1

BioSig Expands Its Clinical Footprint In Florida

The Company’s signal processing technology for arrhythmia care is being installed in a leading HCA Healthcare-operated facility in Southeast Florida

Westport, CT, December 16, 2021 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it is installing a PURE EP™ System for an evaluation at the HCA Healthcare-operated Westside Regional Medical Center in Plantation, FL.

Westside Regional Medical Center is an award-winning 250-bed hospital recognized for providing a wide array of services to the residents of Broward County, South Florida, and visitors from around the world. The hospital’s electrophysiology program is one of the most frequented in Broward County, offering advanced diagnostic services and multiple modalities for diagnosing and treating arrhythmia1. In addition to its comprehensive cardiovascular services, Westside Regional Medical Center is certified as a Comprehensive Stroke Center by the Agency for Health Care Administration (ACHA). Westside Regional Medical Center is a facility of HCA East Florida, the most extensive healthcare system in Eastern Florida and an affiliate of Hospital Corporation of America (HCA). HCA East Florida has 14 hospitals, multiple ambulatory surgery centers, physician practices, free-standing emergency care facilities, and a supply chain center, and an integrated regional lab2.

“Our new installation agreement with Westside Regional Medical Center increases our clinical reach across the state, with an installation in both the north and south regions of Florida. We are thrilled to partner with another leading HCA Healthcare-operated institution and continue to solidify our commitment to arrhythmia patient care across the state of Florida,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

To date, 73 physicians have completed over 1750 patient cases with the PURE EP™ System. The Company is in a focused commercial launch of the PURE EP™ System in the Northeast, Texas, and Florida. The Company’s most recent evaluation adds to its clinical footprint in Florida, which also includes Mayo Clinic’s Florida Campus, a national Medical Center of Excellence.

Clinical data acquired by the PURE EP™ System in a multi-center study at Texas Cardiac Arrhythmia Institute at St. David’s Medical Center, Mayo Clinic Jacksonville and Massachusetts General Hospital was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP™ signals over conventional sources.

About 2,300 Americans die from heart disease each day – an average of one death every 38 seconds3. In 2016, 1.6 million Texas adults reported that they had been diagnosed with heart disease or stroke4. There were 336,462 hospitalizations of adult Texans related to heart disease in 2016, at an age-adjusted rate of 124.0 per 10,000 adults5. The direct and indirect costs of heart disease and stroke in the U.S. are estimated to be $329.7 billion, and the cost is projected to increase to $749 billion by 20356.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

1Arrhythmia Specialties - Westside Regional Medical Center: westsideregional.com

2Hospital News and Healthcare Report – 2020: southfloridahospitalnews.com

3Heart disease and stroke statistics – 2018 update: a report from the American Heart Association

4Texas Behavioral Risk Factor Surveillance System Public Use Data File, 2016, Center for Health Statistics, Texas Department of State Health Services

5Texas Hospital Inpatient Discharge Public Use Data, Texas Health Care Information Collection, 2016, Center for Health Statistics, Texas Department of State Health Services

6Heart disease and stroke statistics – 2018 update: a report from the American Heart Association

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133